Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

EXHIBIT 10.1

FLOWSERVE CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN
AMENDED AND RESTATED EFFECTIVE NOVEMBER 2, 2018
ARTICLE 1.    ESTABLISHMENT AND PURPOSE

Flowserve Corporation Change in Control Severance Plan                            Page 14
Amended and Restated Effective November 2, 2018
[CS&M Draft of 9/12/16]

1.01    Flowserve Corporation, a New York corporation (the “Company” or “Corporation”), previously established the “Flowserve Corporation Change in Control Severance Plan” (this “Plan”) as set forth in this document.
1.02    The Company may from time-to-time become involved in possible Change in Control situations. Should this occur, in addition to their regular duties, Employees may be called upon to assist in the assessment of any third-party or internal proposals, advise management and the Board as to whether such proposals would be in the best interests of the Company and its shareholders, participate in successfully completing such transactions and take such other actions as the Board might determine appropriate.
1.03    This Plan has been established for the purpose of assuring that the Company will have the continued dedication of the Participants, and the availability of Participants’ advice and counsel as to the best interests of the Company and its shareholders, notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce Participants to remain in the employ of the Company through the provision of certain protections in the event of a qualifying Change in Control. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing severance benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)
1.04    As approved by the Committee, this Plan is hereby amended and restated effective as of November 2, 2018 (the “Effective Date”), and shall remain in effect until terminated by the Committee. This Plan is the successor to each of the Flowserve Corporation Executive Officer Change in Control Severance Plan, the Flowserve Corporation Officer Change in Control Severance Plan and the Flowserve Corporation Key Management Change in Control Severance Plan, which were all terminated effective February 14, 2017.
1.05    Notwithstanding anything to the contrary herein, nothing in this Plan shall adversely affect the rights an individual Employee may have to severance payments under any written agreement executed by and between the Company and that Employee or under any other severance plan sponsored by the Company (an “Alternate Severance Arrangement”); provided, however, that in the event any Employee that is a party to or eligible to receive benefits under an Alternate Severance Arrangement suffers a Separation from Service and is entitled to and is receiving the severance benefits intended to be provided under such Alternate Severance Arrangement, such Employee shall not be entitled to receive severance benefits pursuant to this Plan. In addition, once an Employee begins receiving benefits pursuant to this Plan, he or she shall no longer be eligible to receive any benefits under any Alternate Severance Arrangement.
ARTICLE 2.    DEFINITIONS
2.01    “Benefits Period” means the number of months equal to the product of twelve (12) multiplied by the Severance Multiple for the applicable Participant.
2.02    “Board” or “Board of Directors” means the Board of Directors of the Company.

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

2.03    “Cause” means: (A) the willful and continued failure by a Participant to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that he or she has not substantially performed his or her duties, or (B) the willful engaging by the Participant in conduct materially and demonstrably injurious to the Company, monetarily or otherwise; provided, however, that if the Participant has entered into an employment agreement that is binding as of the date of the event or action otherwise determined to be “Cause,” and if such employment agreement defines “Cause,” such definition of “Cause” shall apply. No act, or failure to act, shall be considered “willful” if, in the Participant’s sole judgment, the action or omission was done, or omitted to be done, in good faith and with a reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire authorized membership of the Board (excluding the Participant, if applicable), at a meeting of the Board, called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of conduct set forth above in clause (A) or (B) of this Article 2.03, and specifying the particulars thereof in detail.
2.04    “Change in Control” means the occurrence of any of the following:

(A)
On the date any “Person” (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company (the “Voting Stock”), other than any acquisition (1) directly from the Company; (2) by the Company or any Subsidiary; (3) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (4) by any Person pursuant to a reorganization, merger or consolidation that does not constitute a Change in Control as described in subparagraph (C) below; or (5) by any Person who is considered to own stock of the Company constituting thirty percent (30%) or more of the Voting Stock immediately prior to such additional acquisition. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired ownership of stock of the Company possessing thirty percent (30%) or more of the Voting Stock as a result of the acquisition of the Voting Stock by the Company, which, by reducing the aggregate number of outstanding shares of Voting Stock, increases the proportional number of shares owned by the Subject Person; provided, however, that if following such acquisition of shares of Voting Stock by the Company, the Subject Person acquires additional Voting Stock which increases the percentage ownership of the Subject Person to an amount that would constitute thirty percent (30%) of the then outstanding Voting Stock (excluding any shares of Voting Stock previously acquired by the Company), then a Change in Control shall then be deemed to have occurred;

(B)
On the date a majority of members of the Board is replaced during any 12‑month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation;

(C)
On the date of consummation of a reorganization, merger, consolidation or similar form of corporate transaction, in each case, involving the Company or, if Company shares are issued in such transaction, any of its Subsidiaries unless, following such reorganization, merger, consolidation or similar form of corporate transaction (1) more than fifty percent (50%) of the then outstanding Voting Stock or voting common equity securities of the ultimate parent of the corporation or other entity resulting from such reorganization, merger or consolidation (the “Combined Company”) is owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners of the Voting Stock immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation and (2) elected members of the Board as of the date of such reorganization, merger or consolidation constitute at least fifty percent (50%) of the board of directors of the Combined Company; or

(D)
On the date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, unless such assets have been acquired by a Person with respect to which, following such acquisition, (1) more than fifty percent (50%) of, respectively, the then outstanding shares of stock of such Person and the combined voting power of the then outstanding voting stock of such Person (or any parent thereof) entitled to vote generally in the election of directors is then owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners, respectively, of outstanding stock of the Company and the Voting Stock immediate prior to such acquisition, in substantially the same proportions as their ownership immediately prior to such acquisition; (2) no Person (excluding (i) the Company, (ii) any employee benefit plan (or related trust) of the Company or (iii) a Subsidiary or any Person owning immediately prior to such acquisition, directly or indirectly, twenty percent (20%) or more of all of the outstanding shares of stock of the Company or the Voting Stock) owns, directly or indirectly, twenty percent (20%) or more of all of the then outstanding stock of such Person or the combined voting power of the then outstanding voting stock of such Person (or any parent thereof) entitled to vote generally in the election of directors; and (3) at least fifty percent (50%) of the members of the board of directors of such Person (or any parent thereof) were members of the Company’s Board at the time of the execution of the initial agreement or action of the Board providing for such acquisition of the Company’s assets. For purposes of this subparagraph (D), gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, no Change in Control shall be deemed to occur when there is such a sale or transfer to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s then outstanding stock; (2) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company. For purposes of the foregoing, a Person’s status is determined immediately after the asset transfer.
For purposes of subparagraphs (A), (B), (C) and (D) above, “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by Section 409A of the Code, and the regulations issued thereunder (the “409A Regulations”).
In addition, for the avoidance of doubt, a Change in Control shall be deemed to occur only if, to the extent required to comply with the requirements of Section 409A of the Code, the transaction also constitutes a change in ownership, control or effective control for purposes of Section 409A of the Code and the 409A Regulations.
2.05    “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or a Restrictive Covenant Agreement.
2.06    “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Internal Revenue Code shall include any successor provision thereto.
2.07    “Company” or “Corporation” means Flowserve Corporation, a New York corporation, its successors and assigns and Subsidiaries of the Company.
2.08    “Committee” means the Organization and Compensation Committee established and appointed by the Board of Directors.
2.09    “Constructive Termination” means the termination of a Participant’s employment with the Company within two (2) years after the effective date of a Change in Control, after the occurrence of any or all of the following without the express written consent of the Participant:

(A)	Any material reduction in the authority, duties or responsibilities held by the Participant immediately prior to the Change in Control;

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

(B)
A material diminution in the Participant’s base salary (whether deferred or not), based on the annualized base salary measured during the twelve (12) months of the year preceding the date of a Change in Control;

(C)
The Company’s requiring the Participant to be based anywhere other than either the Company’s offices at which he or she was based immediately prior to a Change in Control or the Company’s offices which are no more than thirty-five (35) miles from the offices at which the Participant was based immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with his or her business travel obligations immediately prior to the Change in Control (excluding, however, any travel obligations prior to the Change in Control that are associated with or caused by the Change in Control events or circumstances); or

(D)
Any other action or inaction that constitutes a material breach by the Company of this Plan, or the terms of any other written agreement between the Participant and the Company under which the Participant provides services to the Company.

Notwithstanding anything to the contrary contained herein, a Constructive Termination shall occur only if the Participant provides written notice to the Company of the occurrence of the event described in this Article 2.09 that constitutes “Constructive Termination” within thirty (30) days of the event’s initial existence, the Company fails to remedy the event within thirty (30) days of its receipt of such notice and the Participant terminates his or her employment no later than thirty (30) days following the end of such cure period.
2.10    “Defined Termination” means a Separation from Service of an Employee as a result of either (A) an Involuntary Termination or (B) a Constructive Termination.
2.11    “Disability” means that a Participant has been determined to be disabled under the Flowserve Corporation Long-Term Disability Plan, as amended, or any successor plans; provided such disability definition complies with Section 409A of the Code and the 409A Regulations. If, at any time during the term of this Plan, the Company does not maintain a long-term disability plan or maintains a disability plan which has a definition that does not comply with the requirements of Section 409A of the Code and the 409A Regulations or the Participant is not eligible for the Company’s long-term disability plan, “Disability” shall mean that the individual has been determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
2.12    “Employee” means any person paid through the payroll department of the Company (as opposed to the accounts payable department of the Company) and who receives from the Company an annual IRS Form W‑2; provided, however, that the term “Employee” shall not include any person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee by any court of law or regulatory authority.
2.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.14    “Executive Officer” means any Vice President or higher of the Company who has been appointed by the Company’s Board of Directors as an Executive Officer.
2.15    “Involuntary Termination” means any involuntary discontinuance of a Participant’s employment by the Company within two (2) years after a Change in Control, for reasons other than death, Disability or Cause, or any involuntary discontinuance of a Participant’s employment by the Company prior to a Change in Control for reasons other than death, Disability or Cause, provided that such termination (A) occurs within the 90‑day period immediately prior to the Change in Control and after the initiation of discussions leading to a Change in Control, and (B) can be demonstrated to have occurred at the request or initiation of parties to the Change in Control.
2.16    “Participant” means an Employee chosen by the Committee to participate in this Plan as provided for in Article 3 herein who has an entered into an existing confidentiality and non-compete agreement with the Company (the “Restrictive Covenant Agreement”), and who has received notification of participation as provided by Article 3 below.
2.17    “Plan” means the Flowserve Corporation Change in Control Severance Plan, as set forth herein and as hereafter amended from time to time.
2.18    “Plan Administrator” means the Committee.

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

2.19    “Separation from Service” means a termination of services provided by a Participant to the Company whether voluntarily or involuntarily, other than for death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h).
2.20    “Severance Multiple” means with respect to any Employee who is selected to be a Participant in the Plan in accordance with Article 3, based on the Participant’s position as of the date of the Defined Termination: (A) three (3), for a Participant who is the Chief Executive Officer of the Company, (B) two (2), for any Participant who is a President of the Company or is a Senior Vice President of the Company; and (C) one point five (1.5) for any Participant who is a Vice President of the Company. If a Participant has more than one position under which more than one Severance Multiple could apply, the higher Severance Multiple shall apply. Notwithstanding anything to the contrary contained herein, with respect to any Employee who was a Participant in this Plan prior to November 2, 2018, if a Defined Termination occurs prior to November 2, 2019, such Participant’s Severance Multiple shall be the higher of the amount determined pursuant to this Article 2.19 or the amount determined under the plan document that was in effect immediately prior to the Effective Date.
2.21    “Specified Employee” means any Participant who meets the definition of “specified employee,” as defined in the 409A Regulations and using the identification methodology selected by the Committee from time to time in accordance with Treas. Reg. §1.409A-1(i).
2.22     “Subsidiary” means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.
ARTICLE 3.    ELIGIBILITY AND PARTICIPATION
3.01    Only Employees shall be eligible to participate in this Plan. Independent contractors and employees of third parties who are performing work on behalf of the Company, whether part time, full time, or temporary, shall not be eligible to participate in this Plan.
3.02    Each Executive Officers of the Company shall be a Participant in the Plan. All other participation in this Plan shall be determined from time to time by the Committee; provided that on or after a Change in Control, the Committee may not exclude any Employee who was a Participant in the Plan immediately prior to the Change in Control from participation in this Plan. Each Participant shall be notified of his or her participation in this Plan in writing, and shall be provided with a copy of the Plan document as soon as is practicable following the Committee’s selection of such Employee as a Participant in the Plan. If the Employee has not already entered into an existing Restrictive Covenant Agreement with the Company, then at the time of notification such Participant will be provided with a Restrictive Covenant Agreement to sign and return. If the Employee fails to return the Restrictive Covenant Agreement within the time period required by the Committee or its delegate (which shall be no less than five (5) business days), such Employee’s participation in the Plan shall be immediately revoked, and such Employee shall no longer be eligible for the Plan.
3.03    No Employee shall at any time have a right to participation in this Plan, despite having previously participated in this Plan.
ARTICLE 4.    PROTECTIONS PROVIDED UPON SEPARATION FROM SERVICE FOLLOWING A CHANGE IN CONTROL
4.01    A Participant terminated in a manner qualifying as a Defined Termination will be entitled to payment of the following:

(A)	For services performed through Separation from Service:

(i)
base salary (whether deferred or not), at the Participant’s annual base salary rate, (1) as based on the highest annualized monthly base salary rate measured during the twelve (12) months of the year preceding Separation from Service or (2) if higher, in effect at the time of Separation from Service or (3) if higher, in effect on the date of the Change in Control;

(ii)
amounts (whether deferred or not), if any, with respect to any completed period or periods which have been earned by or awarded to the Participant pursuant to any bonus or incentive compensation plan or arrangement but which has not yet been paid to the Participant; and

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

(iii)
amounts equal to a target bonus or target annual incentive (whether deferred or not), (1) in effect at the time of Separation from Service or (2) if higher, in effect on the date of the Change in Control; pro-rated based upon the number of calendar days in the performance period during which the Separation from Service occurs.

(B)
In lieu of any further base salary, bonus, or incentive compensation payments for periods subsequent to Separation from Service, an amount equal to the Participant’s Severance Multiple multiplied by the sum of:

(i)
the Participant’s annual base salary rate (whether deferred or not), (1) as based on the highest annualized monthly base salary rate measured during the twelve (12) months of the year preceding Separation from Service or (2) if higher, in effect at the time of Separation from Service or (3) if higher, in effect on the date of the Change in Control; and

(ii)	the Participant’s current target bonus or other annual incentive (1) in effect at the time of Separation from Service or (2) if higher, in effect on the date of the Change in Control.
4.02    For any Participant terminated in a manner qualifying as a Defined Termination, each cash or stock-based long-term incentive award or grant made to such Participant under a plan adopted or assumed by the Company which is then outstanding and to which such Participant does not have full rights shall be treated in accordance with the provisions of the applicable plans in effect at the time of Separation from Service, so long as the protections provided for under each of the applicable plans in effect on the date of the Change in Control provide at a minimum (A) full vesting of rights to the award or grant which would have otherwise been conveyed to the Participant, without encumbrances, upon the lapse of time, attainment of performance goals, or for other reasons, (B) amounts payable through such rights to awards or grants provided by Article 4.02(A) represent an amount equal to one hundred percent (100%) of the target bonus or amount that otherwise could have been earned and shall not be subject to reduction, adjustment or modification for any reason and (C) a period of not less than ninety (90) days following Separation from Service during which to exercise rights with respect to stock options or other awards for which the Participant must exercise the rights accorded to him or her by virtue of their holding of the award. In the event that such minimum rights are not accorded to the Participant determined in accordance with the provisions of the applicable plans, the minimum requirements provided for under this Article 4.02 shall prevail.
4.03    For any Participant terminated in a manner qualifying as a Defined Termination, the Company shall, at its expense, maintain in full force and effect all life insurance, medical, health and accident plans, programs and arrangements in which such Participant is entitled to participate at the time of Separation from Service, provided that continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program or arrangement do not permit continued participation or that any such plan, program or arrangement has been or is discontinued or the benefits thereunder have been or are materially reduced, the Company shall arrange to provide, at a cost to Participants no greater than that prior to Separation from Service, benefits which are substantially similar to those which Participants were entitled to receive under such plan, program or arrangement at the time of the Change in Control. The Company’s obligation under this Article 4.03 shall terminate at the end of the Benefits Period following the applicable Participant’s Separation from Service. All rights to continuation of group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) shall run concurrently with the coverage provided under this Article 4.03. At the end of the applicable period of coverage set forth above, Participants shall have the option to have assigned to them, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company which relates specifically to them. To the extent any benefits provided under this Article are otherwise taxable to the Participant, such benefits shall be provided as separate monthly in-kind payments of those benefits, and, to the extent those benefits are subject to and not otherwise exempt from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.
4.04    In the event that because of their relationship to Participants, members of Participants’ families or other individuals are covered by any plan, program, or arrangement described in Article 4.03 above immediately prior to Separation from Service, the provisions set forth in Article 4.03 above shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangements, any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage, nothing set forth herein shall obligate the Company to continue to provide coverage for such person beyond the date such coverage would have ceased even had Participants remained an Employee of the Company.
4.05    For any Participant terminated in a manner qualifying as a Defined Termination, the Company shall pay a supplemental retirement benefit (“Supplemental Pension Benefit”) to the Participant which is equal to the excess, if any, of (A) the aggregate amount which would have been payable to the Participant monthly under all noncontributory pension and retirement plans, agreements, and other arrangements of the Company had the Participant remained an Employee of the Company at an

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

annual compensation rate pursuant to the sum of the amounts described in Articles 4.01(B)(i) and 4.01(B)(ii) herein until the end of the Benefits Period following the applicable Participant’s Separation from Service and assuming that the Participant remained the same age as the Participant was on the Separation from Service, over (B) the aggregate amount payable to the Participant monthly under such plans, agreements or arrangements as of Separation from Service. Calculation of the amounts described in (A) and (B) above shall be made assuming the same form of payment under the defined benefit pension plan of the Company or a successor plan in which the Participant participates.
4.06    Receipt of amounts payable pursuant to this Article 4 is conditioned upon a Participant’s execution and delivery to the Company of (i) the confidentiality and non-compete agreement delivered to the Employee upon notification of the Employee’s eligibility to participate in this Plan, and (ii) a release form provided to the Participant upon the Participant’s Separation from Service, in accordance with the instructions set forth on such release form on or before the date specified on the release form or any document accompanying the release form.
4.07    Notwithstanding anything to the contrary contained herein, a Participant shall not be entitled to any amount pursuant to this Plan in the event the Participant agrees to work for the Company or provide future services to the Company, in any form, subsequent to the Participant’s termination from the Company as set forth in a consulting arrangement or other employment-related arrangement between the Company and the Participant.
ARTICLE 5.    EFFECT OF EXCISE TAX AND LIMIT ON GOLDEN PARACHUTE PAYMENTS
5.01    If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any of its Subsidiaries or any other person or entity to a Participant or for the Participant’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (each, a “Payment”, and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Participant with respect to such excise tax, the “Excise Tax”), then the Participant will receive the greatest of the following, whichever gives the Participant the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject the Participant to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount, then the reduction will be determined in a manner which has the least economic cost to the Participant and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Participant, until the reduction is achieved. In the event that a reduction is required to be applied to the Payments under this Article 5, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Section 409A of the Code on a pro-rata basis or such other manner that complies with Section 409A of the Code, as determined by the Company, and (ii) reduction of any Payments that are exempt from Section 409A of the Code.
5.02    All determinations required to be made under this Article 5, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Participant (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. The Participant shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
ARTICLE 6.    METHOD OF PAYMENT
6.01    Except as otherwise provided herein and subject to the requirements of Article 4.07(ii) above, all amounts payable pursuant to Article 4 shall be paid to each Participant terminated in a manner qualifying as a Defined Termination by the Company in a lump sum within thirty (30) days following the Participant’s Separation from Service. Notwithstanding any provision in this Plan to the contrary, if a Participant is a Specified Employee, to the extent any amount payable pursuant to this Plan is subject to, and not otherwise exempt from, the requirements of Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six (6) month period immediately following the date on which the Participant experiences a Separation from Service, or if earlier, on the date of the Participant’s death.
6.02    Reimbursement of all legal fees and expenses described in Article 4.06 shall be made by the Company in a lump sum within thirty (30) days following Participants’ submission of such fees and expenses, along with supporting documentation of such fees and expenses, to the Company.

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

6.03    In the event a Participant dies before full receipt of benefits payable under this Plan, the remaining benefits will be paid to the legal representative of such Participant’s estate in a lump sum as soon as practicable after receipt of notice of such death and evidence satisfactory to the Company of the payment or provision for the payment of any estate, transfer, inheritance or death taxes which may be payable with respect thereto.
6.04    Participants shall not be required to mitigate the amount of any payment or benefit provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for under this Plan be reduced by any compensation or benefit earned by Participants following Separation from Service as the result of employment by another employer or otherwise.
ARTICLE 7.    FINANCIAL PROVISIONS
7.01    All benefits payable under this Plan shall be payable and provided for solely from the general assets of the Company in accordance with this Plan, at the time such severance benefits are payable, unless otherwise determined by the Company. The Company shall not be required to, but may in its discretion, establish any special or separate fund or make any other segregation of assets to assure the payment of any severance benefits under this Plan.
7.02    The expenses of establishment and administration of this Plan shall be paid by the Company. Any expenses paid by the Company pursuant to this Article 7 and indemnification under Article 10 shall be subject to reimbursement by Subsidiaries of the Company of their proportionate shares of such expenses and indemnification, as determined by the Committee in its sole discretion.
ARTICLE 8.    ADMINISTRATION OF THIS PLAN
8.01    The Committee shall be responsible for the general administration and interpretation of this Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. In addition to the powers of the Committee specified elsewhere in this Plan, the Committee shall have all discretionary powers necessary to discharge its duties under this Plan, including, but not limited to, the following discretionary powers and duties: (A) to interpret or construe this Plan, and resolve ambiguities, inconsistencies and omissions; (B) to make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of this Plan; and (C) to decide all questions on appeal concerning this Plan and the eligibility of any person to participate in this Plan.
8.02    The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, (iii) select Employees for participation in the Plan in accordance with Article 3, and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.
8.03    The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or a Subsidiary, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the Company or a Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
8.04    The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.
ARTICLE 9.    AMENDMENT AND TERMINATION OF THE PLAN
The Company reserves the right, by action of the Board of Directors or the Committee, to amend or terminate this Plan in whole or in part at any time and from time to time on a prospective basis. The foregoing sentence to the contrary notwithstanding, for a period of three (3) years and one (1) day after the date of a Change in Control, neither the Board nor the Committee may terminate or amend this Plan in a manner that is detrimental to the rights of any Participant without the Participant’s written consent.

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

ARTICLE 10.    LIABILITY AND INDEMNIFICATION
10.01    No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, or any claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting participation in the Plan) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary arising out of this Plan.

10.02    The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Board did not act (1) in good faith and (2) for a purpose which he or she reasonably believed to be in accordance with the intent of this Plan.
10.03    Nothing herein shall be deemed to supersede or conflict with any agreement between a member of the Board and the Company regarding the Company’s obligations to indemnify such member from and against certain liabilities arising from the performance of the member’s duties. Any such agreement shall govern any inconsistencies with this Article 10.
ARTICLE 11.    CLAIMS PROCEDURES
11.01    Any Participant or his or her authorized representative (collectively, the “claimant”) must file a claim for a benefit to which he or she believes that he or she is entitled. All claims must be in writing and delivered to the Plan Administrator by postage-prepaid certified mail. Within ninety (90) days after receipt of a claim, the Plan Administrator shall send the claimant by certified mail, postage prepaid, notice of the granting or denying, in whole or in part, of the claim, unless special circumstances require an extension of time for processing the claim. If such extension is necessary, the Plan Administrator will give the claimant a written notice to this effect prior to the expiration of the initial 90-day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part. If notice of the denial of a claim is not furnished, the claim shall be deemed denied and the claimant shall be permitted to exercise his or her right to review as discussed below.
11.02    If the Plan Administrator denies a claim for benefits in whole or in part, then the Plan Administrator shall provide the claimant with written notice setting forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and (iv) a description of this Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on review.
11.03    If a claimant receives written notification of the denial in whole or in part of his or her claim, or if a claimant is not otherwise eligible for benefits under this Plan, within sixty (60) days of his or her receipt of claim denial or the date a claimant becomes aware that he or she is not eligible for benefits under this Plan, if a claimant disagrees with such action, the claimant must file a written request with the Plan Administrator that it conduct a full and fair review of the denial of the claim for benefits. In connection with any request for a review of the denial of a claim for benefits, a claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Plan Administrator shall provide a claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information shall be considered “relevant” to a claimant’s claim for benefits if that document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative process and safeguards required by ERISA in making the benefit determination. The review of a denial shall take into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

11.04    Upon receipt of the request for review, the Plan Administrator shall review the claim and shall deliver to a claimant a written decision on the claim for benefits within sixty (60)-days after the receipt of his or her request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) that require an extension of time for processing, the sixty (60)-day period shall be extended to one hundred twenty (120) days and a claimant will be given written notice of the extension prior to the expiration of the initial 60-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review. If notice of the denial of a claim on review is not furnished, the claim shall be deemed denied and a claimant shall be permitted to exercise a claimant’s right to review as discussed below.
11.05    If the Plan Administrator denies a claimant’s claim for benefits on review, in whole or in part, then the Plan Administrator shall provide a claimant with written notice setting forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a statement that a claimant are entitled to receive, upon request and free of charge reasonable access to, and copies of all records and other information relevant to a claimant’s claim for benefits; and (iv) a statement describing any voluntary appeal procedures offered by the Plan Administrator and a claimant’s right to obtain information about such procedures, and a statement of a claimant’s right to bring a civil action under Section 502(a) of ERISA.
ARTICLE 12.    MISCELLANEOUS
12.01    Prior to a Change in Control, nothing contained in this Plan shall be deemed to qualify, limit or alter in any manner the Company’s sole and complete authority and discretion to establish, regulate, determine or modify at any time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if this Plan were not in existence.
12.02    The Company will require any successor (whether direct or indirect, by purchase, merger, acquisition of assets, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform the duties and obligations of the Company under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which becomes bound by all the terms and provisions of this Plan by operation of law or contract.
12.03    Nothing in this Plan shall be construed as giving any Participant the right to be retained in the employ of the Company or any right to any payment whatsoever, except to the extent of the benefits provided for by this Plan. Except as otherwise provided for herein, the Company expressly reserves the right prior to a Change in Control to dismiss any Participant at any time and for any reason without liability for the effect which such dismissal might have upon him or her as a Participant of the Plan.
12.04    To the extent not preempted by ERISA, this Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary or any shareholder or existing or former director, officer or Employee of the Company or any Subsidiary. The individuals and entities described above in this Article 12.04 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Article 12.04.
12.05    In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity of such provision shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included herein.
12.06    All notices under this Plan shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) and shall be deemed to have been given upon the date of actual receipt by the recipient party.
ARTICLE 13.    ERISA RIGHTS STATEMENT
As a Participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing this Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by this plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of this Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.
Receive a summary of this Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from this Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, and you disagree with that denial, you must file an appeal of that denial in accordance with the claims procedures described in Article 11 above. After your appeal is denied in accordance with the claims procedures, you may file suit in a state or Federal court. In addition, if you disagree with this Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse this Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Flowserve Corporation Change in Control Severance Plan
Amended and Restated Effective November 2, 2018

Effective: November 2, 2018

ARTICLE 13.    IMPORTANT INFORMATION ABOUT THIS PLAN

Name of the Plan	Flowserve Corporation Change in Control Severance Plan
Name and Address of the Plan Sponsor	Flowserve Corporation 5215 N. O’Connor Blvd., Suite 2300 Irving, TX 75039
Plan Sponsor Identification Number	31-0267900
Plan Number	515
Type of Plan	Change in Control Severance Plan
Name, Address, and Telephone Number of the Plan Administrator
Organization & Compensation Committee of the Board of Directors of Flowserve Corporation c/o Sr. Vice President, General Counsel and Corporate Secretary
5215 N. O’Connor Blvd., Suite 2300
Irving, TX 75039
(972) 443-6500

Agent for Service of Legal Process	Plan Administrator
12-Month period on which the Plan records are kept	Begins January 1 and ends on December 31 each calendar year
Plan’s Effective Date	November 2, 2018

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed as of November 2, 2018.

FLOWSERVE CORPORATION
By:_________________________________________
Lanesha Minnix
Sr. Vice President and Chief Legal Office